As filed with the Securities and Exchange Commission on September 29, 2009
Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
RENT-A-CENTER, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	45-0491516 (I.R.S. employer identification no.)
5501 Headquarters Drive
Plano, Texas 75024
(972) 801-1100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Dawn M. Wolverton, Esq.
Vice President — Associate General Counsel and Assistant Secretary
5501 Headquarters Drive
Plano, Texas 75024
(972) 801-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum	Amount of
of securities to be	Amount to be	offering price per	aggregate offering	registration fee
registered	registered	unit (1)	price (1)	(2)
Common Stock, par value $0.01 per share	554,102	$19.31	$10,699,710	$0

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the high and low sales price per share as reported on the Nasdaq Global Select Market, Inc. on September 23, 2009.

(2)	On August 23, 2006, the registrant paid a filing fee of $1,588 in connection with the registration of 554,102 shares of its common stock on Form S-3, File No. 333-136840 (the “Prior Registration Statement”). The Prior Registration Statement terminated on August 23, 2009. All of the shares of common stock covered by the Prior Registration Statement are included in this registration statement on Form S-3. The registration fee paid in connection with the shares registered under the Prior Registration Statement is being carried forward pursuant to Rule 457(p) under the Securities Act of 1933. As a result of the carry forward, the registration fee of $597 has been reduced to zero by offsetting the previously paid registration fee.

554,102 Shares
Rent-A-Center, Inc.
Common Stock

•	This prospectus will be used by the selling stockholders identified in this prospectus to resell up to 554,102 shares of our common stock issuable upon the proper exercise of options received by former holders of options to purchase shares of Rent Rite, Inc., pursuant to the Agreement and Plan of Merger and Reorganization that we entered into in connection with our acquisition of Rent Rite on May 7, 2004.

•	The selling stockholders may sell shares of our common stock from time to time in transactions:
•	on the exchanges or quotation systems on which our common stock may then be listed or quoted;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	any combination of the foregoing.
•	We are not offering any shares of our common stock for sale under this prospectus and we will not receive any of the proceeds from the sale of shares by selling stockholders under this prospectus.

•	Our common stock is quoted on the Nasdaq Global Select Market, Inc. under the symbol “RCII.” On September 28, 2009, the last reported sales price for our common stock was $19.01.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     Our principal executive office is located at 5501 Headquarters Drive, Plano, Texas 75024. Our telephone number is (972) 801-1100 and our company website is www.rentacenter.com. We do not intend for information contained on our website to be part of this prospectus.
The date of this prospectus is September 29, 2009.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

PROSPECTUS SUMMARY
     This summary highlights selected information contained elsewhere in this prospectus and may not contain all the information that may be important to you. To understand the terms of the shares being offered by this prospectus, we encourage you to read the entire prospectus, especially the risks of investing in the shares described under the section “Risk Factors,” and the documents identified under the caption “Where You Can Find More Information.” Unless the context otherwise requires, all information in this prospectus which refers to “Rent-A-Center,” “we,” “us” or “our” means Rent-A-Center, Inc. and its wholly-owned subsidiaries.
     We are the largest operator in the United States rent-to-own industry with an approximate 36% market share based on store count. At June 30, 2009, we operated 3,021 company-owned stores nationwide and in Canada and Puerto Rico, including 35 retail installment sales stores under the names “Get It Now” and “Home Choice” and 13 rent-to-own stores located in Canada under the names “Rent-A-Centre” and “Better Living.” Our subsidiary, ColorTyme, is a national franchisor of rent-to-own stores. At June 30, 2009, ColorTyme had 218 franchised rent-to-own stores in 33 states. These franchise stores represent an additional 3% market share based on store count.
     Our stores generally offer high quality durable products such as major consumer electronics, appliances, computers, and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. The rental purchase transaction is a flexible alternative for consumers to obtain use and enjoyment of brand name merchandise without incurring debt. Key features of the rental purchase transaction include:
•	convenient payment options — in-store, over the phone or online;

•	no long-term obligations;

•	right to terminate without penalty;

•	no requirement of a credit history;

•	set-up and delivery included at no additional charge;

•	product maintenance;

•	lifetime reinstatement; and

•	flexible options to obtain ownership — 90 days same as cash, early purchase options, or payment through the term of the agreement.
     Rental payments are made generally on a weekly basis and, together with applicable fees, constitute our primary revenue source. Our expenses primarily relate to merchandise costs and the operations of our stores, including salaries and benefits for our employees, occupancy expense for our leased real estate, advertising expenses, lost, damaged, or stolen merchandise, fixed asset depreciation, and corporate and other expenses.
     From 1993 to 2006, we pursued an aggressive growth strategy in which we sought to acquire underperforming rent-to-own stores to which we could apply our operating model as well as open new stores. As a result, the acquired stores have generally experienced more significant revenue growth during the initial periods following their acquisition than in subsequent periods. Typically, a newly opened rent-to-own store is profitable on a monthly basis in the ninth to twelfth month after its initial opening. Historically, a typical store has achieved cumulative break-even profitability in 18 to 24 months after its initial opening. Total financing requirements of a typical new store approximate $500,000, with roughly 75% of that amount relating to the purchase of rental merchandise inventory. A newly opened store historically has achieved results consistent with other stores that have been operating within the system for greater than two years by the end of its third year of operation. As a result, our quarterly earnings are impacted by how many new stores we opened during a particular quarter and the quarters preceding it. Because of significant growth since our formation, our historical results of operations and period-to-period comparisons of such results and other financial data, including the rate of earnings growth, may not be meaningful or indicative of future results.
     In addition, we strategically open or acquire stores near market areas served by existing stores (“cannibalize”) to enhance service levels, gain incremental sales and increase market penetration. This planned cannibalization may negatively impact our same store revenue and cause us to grow at a slower rate. There can be no assurance that we will open any new rent-to-own stores in the future, or as to the number, location or profitability thereof.

     We also offer financial services products, such as short term secured and unsecured loans, debit cards, check cashing, tax preparation and money transfer services, in some of our existing rent-to-own stores under the trade names “RAC Financial Services” and “Cash AdvantEdge.” As of June 30, 2009, we offered some or all of these financial services products in 350 Rent-A-Center store locations in 18 states. We intend to focus our resources on improving the operations in these existing financial services store locations and do not plan to add significantly to the number of Rent-A-Center store locations offering financial services at this time. There can be no assurance that we will be successful in our efforts to improve and expand our financial services operations or that such operations, should they be added, will prove to be profitable.
The Offering
     In connection with our acquisition of Rent Rite, Inc., a Tennessee corporation, on May 7, 2004, we agreed to assume certain options under the Amended and Restated RR Incentive Compensation Plan. This offering is for the resale of the shares of our common stock to be issued upon the exercise of those options.

RISK FACTORS
     You should carefully consider the risks described below before making an investment decision. We believe these are all the material risks currently facing our business. Our business, financial condition or results of operations could be materially adversely affected by these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements and related notes.
We may not be able to successfully increase revenue in our rent-to-own stores, which could cause our future earnings to grow more slowly or even decrease.
Our continued growth depends on our ability to increase sales in our existing rent-to-own stores. For the six months ended June 30, 2009, our same store sales decreased by 3.6% compared to the six months ended June 30, 2008. Our same store sales increased by 2.3%, 2.1% and 1.9% for all of 2008, 2007 and 2006 respectively. As a result of new store openings in existing markets and because mature stores will represent an increasing proportion of our store base over time, our same store revenues in future periods may be lower than historical levels. If we are unable to increase revenue in our rent-to-own stores, our earnings may grow more slowly or even decrease.
If we fail to effectively manage the growth, integration and profitability of our financial services business, we may not realize the economic benefit of our financial investment in such operations.
We face risks associated with integrating our financial services business into our existing operations, including further development of information technology and financial reporting systems. In addition, a newly opened financial services location generally does not attain positive cash flow during its first year of operations. Also, the financial services industry is highly competitive and regulated by federal, state and local laws.
Our expansion into the financial services business could place a significant demand on our management and our financial and operational resources. If we are unable to effectively implement our financial services business, we may not realize the operational benefits of our investment in the financial services business that we currently expect.
Rent-to-own transactions are regulated by law in most states. Any adverse change in these laws or the passage of adverse new laws could expose us to litigation or require us to alter our business practices.
As is the case with most businesses, we are subject to various governmental regulations, including in our case, regulations specifically regarding rent-to-own transactions. Currently, 47 states, the District of Columbia and Puerto Rico have passed laws regulating rental purchase transactions. One additional state has a retail installment sales statute that excludes rent-to-own transactions from its coverage if certain criteria are met. The specific rental purchase laws generally require certain contractual and advertising disclosures. They also provide varying levels of substantive consumer protection, such as requiring a grace period for late fees and contract reinstatement rights in the event the rental purchase agreement is terminated. The rental purchase laws of nine states limit the total amount that may be charged over the life of a rental purchase agreement and the laws of four states limit the cash prices for which we may offer merchandise. Most states also regulate rental purchase transactions, as well as other consumer transactions, under various consumer protection statutes. In our history, we have been the subject of litigation alleging that we have violated some of these statutory provisions.
Although there is currently no comprehensive federal legislation regulating rental purchase transactions, adverse federal legislation may be enacted in the future. From time to time, both favorable and adverse legislation seeking to regulate our business has been introduced in Congress. In addition, various legislatures in the states where we currently do business may adopt new legislation or amend existing legislation that could require us to alter our business practices.
Financial services transactions are regulated by federal law as well as the laws of certain states. Any adverse changes in these laws or the passage of adverse new laws with respect to the financial services business could slow our growth opportunities, expose us to litigation or alter our business practices in a manner that we may deem to be unacceptable.
Our financial services business is subject to federal statutes and regulations such as the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Gramm-Leach-Bliley Act, the Fair Debt Collection Practices Act, the Anti-Money Laundering Act, and similar state laws. In addition, we are subject to various state regulations regarding the terms of our short term consumer loans and our policies, procedures and operations relating to those loans, including the fees we may charge, as well as fees we may charge in connection with our other financial services products. The failure to comply with such regulations may result in the imposition of material fines, penalties, or injunctions. Congress and/or the various legislatures in the states where we currently operate or intend to offer financial services products may adopt new legislation or amend existing legislation with respect to our financial services business that could require us to alter our business practices in a manner that we may deem to be unacceptable, which could slow our growth opportunities.
We may be subject to legal proceedings from time to time which seek material damages. The costs we incur in defending ourselves or associated with settling any of these proceedings, as well as a material final judgment or decree against us, could materially adversely affect our financial condition by requiring the payment of the settlement amount, a judgment or the posting of a bond.
In our history, we have defended class action lawsuits alleging various regulatory violations and have paid material amounts to settle such claims. Significant settlement amounts or final judgments could materially and adversely affect our liquidity. The failure to pay any material judgment would be a default under our senior credit facilities.
Our senior credit facilities impose restrictions on us which may limit or prohibit us from engaging in certain transactions. If a default were to occur, our lenders could accelerate the amounts of debt outstanding, and holders of our secured indebtedness could force us to sell our assets to satisfy all or a part of what is owed.
Covenants under our senior credit facilities restrict our ability to pay dividends, engage in various operational matters, as well as require us to maintain specified financial ratios. Our ability to meet these financial ratios may be affected by events beyond our control. These restrictions could limit our ability to obtain future financing, make needed capital expenditures or other investments, repurchase our outstanding debt or equity, withstand a future downturn in our business or in the economy, dispose of operations, engage in mergers, acquire additional stores or otherwise conduct necessary corporate activities. Various transactions that we may view as important opportunities, such as specified acquisitions, are also subject to the consent of lenders under the senior credit facilities, which may be withheld or granted subject to conditions specified at the time that may affect the attractiveness or viability of the transaction.
If a default were to occur, the lenders under our senior credit facilities could accelerate the amounts outstanding under the credit facilities. In addition, the lenders under these agreements could terminate their commitments to lend to us. If the lenders under these agreements accelerate the repayment of borrowings, we may not have sufficient liquid assets at that time to repay the amounts then outstanding under our indebtedness or be able to find additional alternative financing. Even if we could obtain additional alternative financing, the terms of the financing may not be favorable or acceptable to us.
The existing indebtedness under our senior credit facilities is secured by substantially all of our assets. Should a default or acceleration of this indebtedness occur, the holders of this indebtedness could sell the assets to satisfy all or a part of what is owed.
A change of control could accelerate our obligation to pay our outstanding indebtedness, and we may not have sufficient liquid assets at that time to repay these amounts.
Under our senior credit facilities, an event of default would result if a third party became the beneficial owner of 35.0% or more of our voting stock or upon certain changes in the constitution of Rent-A-Center’s Board of Directors. As of June 30, 2009, $700.8 million was outstanding under our senior debt. If the lenders under our senior credit facilities accelerate these obligations, we may not have sufficient liquid assets to repay amounts outstanding under these agreements.
Rent-A-Center’s organizational documents and our senior credit facilities contain provisions that may prevent or deter another group from paying a premium over the market price to Rent-A-Center’s stockholders to acquire its stock.
Rent-A-Center’s organizational documents contain provisions that classify its Board of Directors, authorize its Board of Directors to issue blank check preferred stock and establish advance notice requirements on its stockholders for director nominations and actions to be taken at meetings of the stockholders. In addition, as a Delaware corporation, Rent-A-Center is subject to Section 203 of the Delaware General Corporation Law relating to business combinations. Our senior credit facilities contain change of control provisions which, in the event of a change of control, would cause a default under those provisions. These provisions and arrangements could delay, deter or prevent a merger, consolidation, tender offer or other business combination or change of control involving us that could include a premium over the market price of Rent-A-Center’s common stock that some or a majority of Rent-A-Center’s stockholders might consider to be in their best interests.
Rent-A-Center is a holding company and is dependent on the operations and funds of its subsidiaries.
Rent-A-Center is a holding company, with no revenue generating operations and no assets other than its ownership interests in its direct and indirect subsidiaries. Accordingly, Rent-A-Center is dependent on the cash flow generated by its direct and indirect operating subsidiaries and must rely on dividends or other intercompany transfers from its operating subsidiaries to generate the funds necessary to meet its obligations, including the obligations under the senior credit facilities. The ability of Rent-A-Center’s subsidiaries to pay dividends or make other payments to it is subject to applicable state laws. Should one or more of Rent-A-Center’s subsidiaries be unable to pay dividends or make distributions, its ability to meet its ongoing obligations could be materially and adversely impacted.
Our stock price is volatile, and you may not be able to recover your investment if our stock price declines.
The price of our common stock has been volatile and can be expected to be significantly affected by factors such as:
•	quarterly variations in our results of operations, which may be impacted by, among other things, changes in same store sales, when and how many rent-to-own stores we acquire or open, and the rate at which we add financial services to our existing rent-to-own stores;

•	quarterly variations in our competitors’ results of operations;

•	changes in earnings estimates or buy/sell recommendations by financial analysts; and

•	the stock price performance of comparable companies.
In addition, the stock market as a whole has experienced extreme price and volume fluctuations that have affected the market price of many specialty retailers in ways that may have been unrelated to these companies’ operating performance.
Failure to achieve and maintain effective internal controls could have a material adverse effect on our business and stock price.
Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our brand and operating results could be harmed. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.
While we continue to evaluate and improve our internal controls, we cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.
If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     The statements, other than statements of historical facts, included in this prospectus are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate” or “believe.” We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that these expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to these differences include, but are not limited to:
•	uncertainties regarding the ability to open new rent-to-own stores;

•	our ability to acquire additional rent-to-own stores or customer accounts on favorable terms;

•	our ability to control costs and increase profitability;

•	our ability to successfully add financial services locations within our existing rent-to-own stores;

•	our ability to identify and successfully enter new lines of business offering products and services that appeal to our customer demographic, including our financial services products;

•	our ability to enhance the performance of acquired stores;

•	our ability to retain the revenue associated with acquired customer accounts;

•	our ability to identify and successfully market products and services that appeal to our customer demographic;

•	our ability to enter into new and collect on our rental purchase agreements;

•	our ability to enter into new and collect on our short term loans;

•	the passage of legislation adversely affecting the rent-to-own or financial services industries;

•	our failure to comply with statutes or regulations governing the rent-to-own or financial services industries;

•	interest rates;

•	increases in the unemployment rate;

•	economic pressures, such as high fuel and utility costs, affecting the disposable income available to our targeted consumers;

•	changes in our stock price and the number of shares of common stock that we may or may not repurchase;

•	changes in estimates relating to self-insurance liabilities and income tax and litigation reserves;

•	changes in our effective tax rate;

•	our ability to maintain an effective system of internal controls;

•	changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation;

•	the resolution of any material litigation; and

•	the other risks detailed from time to time in our SEC reports.
     Additional important factors that could cause our actual results to differ materially from our expectations are discussed under the section entitled “Risk Factors” and elsewhere in this prospectus. You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS
     We will not receive any proceeds from the sales of shares of common stock offered under this prospectus. All proceeds will be payable directly to the selling stockholders.
     As described under the caption “Selling Stockholders” below, the shares covered by this prospectus are not currently outstanding, but rather are issuable only upon the proper exercise of stock options held by the selling stockholders. These options are exercisable in whole or in part for cash only at exercise prices ranging from $27.23 to $32.23 per share, unless we agree to permit cashless exercises. Therefore, before any of the shares could be re-sold by the selling stockholders, the selling stockholders would first have to exercise the corresponding options, which, being exercisable for cash only, except as described above, would result in us receiving proceeds ranging from $27.23 to $32.23 per share, or proceeds ranging from approximately $15,088,197 to $17,858,707 if all such options were to be exercised.
SELLING STOCKHOLDERS
Selling Stockholders
     We are registering for resale 554,102 shares of our common stock. These shares of common stock may be acquired by holders of options to purchase shares of our common stock which were received by former holders of options to purchase shares of Rent Rite, Inc., pursuant to the Agreement and Plan of Merger and Reorganization that we entered into in connection with our acquisition of Rent Rite on May 7, 2004. Upon the closing of our acquisition of Rent Rite, outstanding options to purchase shares of Rent Rite common stock were converted into options to purchase shares of our common stock. The exercise price of such options ranges from $27.23 to $32.23. These options are immediately exercisable and expire on dates ranging from December 31, 2009 to May 29, 2010.
     The following table sets forth:
•	the names of the selling stockholders;

•	the number and percent of shares of our common stock that the selling stockholders beneficially owned as of August 31, 2009, before the offering for resale of the shares under this prospectus;

•	the number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus; and

•	the number and percent of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).
     The number of shares in the column “Number of Shares Offered” represents all of the shares that each selling stockholder may offer under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below. The selling stockholders are not obligated to sell any of the shares of common stock offered by this prospectus.
     This table is prepared solely based on information supplied to us by the listed selling stockholders or agents of the selling stockholders, and assumes the sale of all of the shares offered by this prospectus and that no selling stockholder owns shares of our common stock of which we have no knowledge. Because a selling stockholder may offer by this prospectus all or some part of the common stock which he, she or it holds, no estimate can be given as of the date hereof as to the amount of common stock actually to be offered for sale by a selling stockholder. The applicable percentages of beneficial ownership are based on an aggregate of shares of our common stock issued and outstanding as of July 28, 2009, adjusted as may be required by rules of the SEC.

	Shares Beneficially			Shares Beneficially
	Owned Before Offering(1)			Owned After Offering(2)
			Number of
Selling Stockholder	Number	Percent	Shares Offered	Number	Percent
Jeffrey L. Bronze	5,000	*	5,000	0	*
Wayne A. Christian	5,000	*	5,000	0	*
John P. Cooper	29,375	*	29,375	0	*
James S. Gilliland	26,094	*	8,782	17,312	*
F. William Hackmeyer, Jr.	23,688	*	14,688	9,000	*
E.P. Hailey	14,688	*	14,688	0	*
J. Kevin Hyneman	102,750	*	102,750	0	*
L.R. Jalenak, Jr.	3,000	*	3,000	0	*
Terry A. Lynch	17,022	*	17,022	0	*
Robin G. Lynch	49,640	*	49,640	0	*
W. David Miller	5,000	*	5,000	0	*
Thomas B. Mitchell & Kathleen A. Mitchell	62,173	*	62,173	0	*
William N. Morris, Jr.	31,875	*	29,375	2,500	*
Louise B. Phillips	14,687	*	14,687	0	*
Karl Schledwitz	48,282	*	48,282	0	*
Gail R. Schledwitz	49,640	*	49,640	0	*
Willard R. Sparks Revocable Trust 2004	12,500	*	12,500	0	*
Edward J. Stanko	79,500	*	79,500	0	*
Charles S. Trammell, Jr.	3,000	*	3,000	0	*

*	Represents less than 1%.

(1)	Unless noted otherwise, all shares of common stock are beneficially owned by the selling stockholders. Beneficial ownership is calculated in accordance with SEC Rule 13d-3.

(2)	Assumes the sale of all shares that may be sold hereby.
Our Relationships with the Selling Stockholders
     Former Rent Rite shareholders’ relationships with us. None of the former Rent Rite shareholders that are participating in the offering pursuant to this registration statement and prospectus have, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates, except each of them was a shareholder of Rent Rite, Inc., which we acquired on May 7, 2004, and Karl A. Schledwitz, John P. Cooper, J. Kevin Hyneman, Terry A. Lynch, William N. Morris, Jr., Edward J. Stanko and James S. Gilliland were directors of Rent Rite and Edward J. Stanko, Thomas B. Mitchell and Terry A. Lynch were executive officers of Rent Rite. Our subsidiary that acquired Rent Rite has an obligation to indemnify the former Rent Rite officers and directors relating to their services performed as officers and directors, respectively. We also have customary arrangements with a number of the officers and directors arising from our acquisition of Rent Rite, including non-competition agreements with Edward Stanko, J. Kevin Hyneman and Everett P. Hailey. Also certain of the former officers and directors of Rent Rite received severance payments of approximately $1.5 million in connection with the Rent Rite acquisition.

PLAN OF DISTRIBUTION
     The selling stockholders may sell the shares of common stock offered hereby at any time and from time to time to purchasers
•	directly by the selling stockholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares of common stock.
     As used in this prospectus, the term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift or other non-sale related transfer after the date of this prospectus. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. Each selling stockholder reserves the right to accept and, together with its agents from time to time, reject, in whole or in part any proposed purchase of the shares of common stock to be made directly or through agents.
     The selling stockholders and broker-dealers or agents, if any, who participate in the distribution of the shares of common stock offered under this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933. As a result, any profits on the sale of the shares of common stock by selling stockholders and any discounts, commissions or concessions received by any participating broker-dealers or agents might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Selling stockholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934. Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.
     The shares of common stock offered hereby may be sold from time to time on any stock exchange or automated interdealer quotation system on which such shares of common stock are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.
     The selling stockholders may sell the shares of common stock by one or more of the following methods, without limitation:
•	block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	closing out of short sales;

•	satisfying delivery obligations relating to the writing of options on the shares of common stock, whether or not the options are listed on an options exchange;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	any combination of any of these methods; or

•	any other method permitted pursuant to applicable law.
     The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per security. If the broker-dealer is unable to sell the shares of common stock as agent for a selling stockholder, it may purchase as principal any unsold shares of common stock at the stipulated price. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares of common stock are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.
     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares of common stock in the course of hedging the positions they assume with that selling stockholder, including without limitation, in connection with distributions of the shares of common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares of common stock. A selling stockholder may also loan or pledge the shares of common stock offered hereby to a broker-dealer and the broker-dealer may sell shares of common stock offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares of common stock offered hereby.
     To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of common stock offered by this prospectus. Selling stockholders may decide not to sell any of the shares of common stock offered under this prospectus, or they might decide to transfer the shares of common stock by other means not described in this prospectus. Additionally, selling stockholders may resell all or a portion of their shares of common stock in open market transactions pursuant to Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus, so long as they meet the applicable criteria and conform to the requirements of those rules.
     Under applicable rules and regulations under the Securities and Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. This may affect the marketability of the shares of common stock as well as the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     We will bear all costs, expenses and fees associated with the registration of the shares. The selling stockholders will bear all fees and expenses, if any, of counsel or other advisors to the selling stockholders and all commissions, brokerage fees and discounts, if any, associated with the sale of the shares.
LEGAL MATTERS
     The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas.
EXPERTS
     The financial statements of Rent-A-Center, Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, incorporated in this prospectus, have been audited by Grant Thornton LLP, independent registered public accounting firm, as stated in their report thereto, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. You may also inspect reports, proxy statements and other information about us at the offices of The Nasdaq Stock Market, Inc. National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500. You may also obtain our SEC filings from our website at www.rentacenter.com. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is considered to be part of this prospectus, and later information filed with the SEC or contained in this prospectus updates and supersedes this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the offering covered by this prospectus. As of the date of this prospectus, we incorporate by reference the following documents:
•	Annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 1, 2009;

•	Quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on July 31, 2009;

•	Current report on Form 8-K, dated April 3, 2009, filed with the SEC on April 6, 2009;

•	Current report on Form 8-K, dated June 10, 2009, filed with the SEC on June 11, 2009;

•	Current report on Form 8-K, dated July 22, 2009, filed with the SEC on July 24, 2009; and

•	The description of the Registrant’s common stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A (file no. 0-25370) filed by the Registrant with the SEC pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Request should be directed to:
Rent-A-Center, Inc.
Attention: Corporate Secretary
5501 Headquarters Drive
Plano, Texas 75024
Telephone: (972) 801-1100

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth estimated expenses incurred by the Registrant in connection with the sale of common stock being registered pursuant to this registration statement. The selling stockholders will not pay any portion of such expenses. All the amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$1,587
Legal fees and expenses	15,000
Accounting fees and expenses	5,800
Nasdaq Global Select Market listing fee	5,541
Miscellaneous expenses	5,000

Total	$32,928
Item 15. Indemnification of Directors and Officers.
Delaware General Corporation Law
     Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”), empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
Certificate of Incorporation, as Amended
     Our certificate of incorporation, as amended, provides that our directors shall not be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:
•	for any breach of the director’s duty of loyalty to us or our stockholders,

•	for acts or occasions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	in respect of certain unlawful dividend payments or stock purchases or redemptions, or

•	for any transaction from which the director derived an improper personal benefit.
     If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of our directors, in addition to the limitation on personal liability provided in the certificate of incorporation, will be limited to the fullest extent permitted by the DGCL. Further, if such provision of the certificate of incorporation is repealed or modified by our stockholders, such repeal or modification will be prospective only, and will not adversely affect any limitation on the personal liability of directors arising from an act or omission occurring prior to the time of such repeal or modification.
Amended and Restated Bylaws
     Our bylaws provide that we shall indemnify and hold harmless our directors threatened to be or made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director of Rent-A-Center, whether the basis of such a proceeding is alleged action in such person’s official capacity or in another capacity while holding such office, to the fullest extent authorized by the DGCL or any other applicable law, against all expense, liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, so long as a majority of a quorum of disinterested directors, the stockholders or legal counsel through a written opinion determines that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and in the case of a criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity thereunder and shall inure to the benefit of his or her heirs, executors and administrators. Our bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons, including the prepayment of any such benefit.
Insurance
      We have obtained a directors’ and officers’ liability insurance policy insuring our directors and officers against certain losses resulting from wrongful acts committed by them as directors and officers of Rent-A-Center, including liabilities arising under the Securities Act of 1933.

Item 16. Exhibits.

Exhibit No.	Description of Exhibit

2.1
Agreement and Plan of Merger, dated as of April 28, 2004, by and between Rent-A-Center, Inc., RAC RR, Inc. and Rent Rite, Inc. d/b/a Rent Rite Rental Purchase (Pursuant to the rules of the SEC, the schedules and exhibits have been omitted. Upon the request of the SEC, Rent-A-Center, Inc. will supplementally supply such schedules and exhibits to the SEC.) (Incorporated herein by reference to Exhibit 2.8 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.)

3.1	Certificate of Incorporation of Rent-A-Center, Inc., as amended (Incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K dated as of December 31, 2002.)

3.2
Certificate of Amendment to the Certificate of Incorporation of Rent-A-Center, Inc., dated May 19, 2004 (Incorporated herein by reference to Exhibit 3.2 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.)

3.3	Amended and Restated Bylaws of Rent-A-Center, Inc. (Incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K dated as of December 11, 2008.)

4.1	Form of Certificate evidencing Common Stock (Incorporated herein by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-4/A filed on January 13, 1999.)

5.1*	Opinion of Fulbright & Jaworski L.L.P. regarding the validity of the securities being registered.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Fulbright & Jaworski L.L.P. (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of this Form S-3).

*	Filed herewith.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is a part of this registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was a part of this registration statement or made in any such document immediately prior to such effective date.
(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on September 29, 2009.

RENT-A-CENTER, INC.
By:	/s/ Mark E. Speese
Mark E. Speese
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark E. Speese and Robert D. Davis, and each or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark E. Speese Mark E. Speese	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 29, 2009

/s/ Mitchell E. Fadel Mitchell E. Fadel	President, Chief Operating Officer and Director	September 29, 2009

/s/ Robert D. Davis Robert D. Davis	Executive Vice President — Finance, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 29, 2009

/s/ Michael J. Gade Michael J. Gade	Director	September 29, 2009

/s/ Jeffery M. Jackson Jeffery M. Jackson	Director	September 29, 2009

/s/ Kerney Laday Kerney Laday	Director	September 29, 2009

/s/ J.V. Lentell J.V. Lentell	Director	September 29, 2009

/s/ Leonard H. Roberts Leonard H. Roberts	Director	September 29, 2009

/s/ Paula Stern Paula Stern, Ph.D.	Director	September 29, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1
Agreement and Plan of Merger, dated as of April 28, 2004, by and between Rent-A-Center, Inc., RAC RR, Inc. and Rent Rite, Inc. d/b/a Rent Rite Rental Purchase (Pursuant to the rules of the SEC, the schedules and exhibits have been omitted. Upon the request of the SEC, Rent-A-Center, Inc. will supplementally supply such schedules and exhibits to the SEC.) (Incorporated herein by reference to Exhibit 2.8 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.)

3.1	Certificate of Incorporation of Rent-A-Center, Inc., as amended (Incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K dated as of December 31, 2002.)

3.2
Certificate of Amendment to the Certificate of Incorporation of Rent-A-Center, Inc., dated May 19, 2004 (Incorporated herein by reference to Exhibit 3.2 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.)

3.3	Amended and Restated Bylaws of Rent-A-Center, Inc. (Incorporated herein by reference to Exhibit 3.(ii) to the registrant’s Current Report on Form 8-K dated as of September 20, 2005.)

4.1	Form of Certificate evidencing Common Stock (Incorporated herein by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-4/A filed on January 13, 1999.)

5.1*	Opinion of Fulbright & Jaworski L.L.P. regarding the validity of the securities being registered.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Fulbright & Jaworski L.L.P. (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of this Form S-3)

*	Filed herewith.